Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-279670) and Form S-3 (No. 333-283813 and 333-281842) of our report dated April 28, 2026, with respect to the consolidated financial statements of Sadot Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

/s/ Kreit & Chiu CPA LLP

New York, NY

April 28, 2026